Exhibit 99.1

Contact:
Primo Water Corporation
Mark Castaneda, Chief Financial Officer
(336) 331-4000

ICR Inc.
John Mills
Katie Turner
(646) 277-1228

Primo Water Closes Omnifrio Acquisition; Amends Credit Facility
Amended Credit Facility Enhances Financial Flexibility

WINSTON-SALEM, N.C., April 11, 2011 — Primo Water Corporation (Nasdaq: PRMW), a rapidly growing provider of three-and five-gallon purified bottled water, self-serve filtered drinking water and water dispensers sold through major retailers throughout the United States and Canada today announced that it has closed on the previously announced acquisition of certain assets of Omnifrio Beverage Company, LLC. The acquisition consists primarily of appliances and intellectual property related to single-serve cold carbonated beverages and consumable flavor cups, or “S-cups,” and CO2 canisters used with the appliances to make a variety of cold beverages.

The Company also announced that it has entered into an amendment to its existing revolving credit facility. The amended credit agreement revises and updates certain terms and covenants, with the effect of increasing the Company’s borrowing capacity.

About Primo Water Corporation

Primo Water Corporation is a rapidly growing provider of three-and five-gallon purified bottled water, self-serve filtered drinking water and water dispensers sold through major retailers throughout the United States and Canada. The Company’s products provide an environmentally friendly, economical, convenient and healthy solution for consuming purified water.